UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2008

THE DOW CHEMICAL COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 Commission File Number	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan (Address of principal executive offices)	48674 (Zip code)

(989) 636-1000
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 28, 2008, The Dow Chemical Company (the “Company”) entered into a Joint Venture Formation Agreement (the “JVFA”) with Petrochemical Industries Company (K.S.C.) (“PIC”), a wholly owned subsidiary of Kuwait Petroleum Corporation (“KPC”).

The Company and PIC are already partners in several existing joint ventures, with each holding a 42.5% interest in EQUATE Petrochemical Co. K.S.C., a 42.5% interest in The Kuwait Olefins Co. K.S.C., a 50% interest in Equipolymers, and a 50% interest in MEGlobal.

Joint Venture Formation Agreement

The JVFA provides that the Company and PIC will establish a 50:50 joint venture that will be operated through K-D Petrochemicals C.V., a limited liability partnership (commanditaire venootschap) to be formed under the laws of The Netherlands (“K-Dow”).

At the closing of the transaction (the “Closing”), the Company and certain of its subsidiaries will transfer by way of contribution and sale to K-Dow and its subsidiaries (the “K-Dow Group”), directly or indirectly, certain assets used in the research, development, manufacture, distribution, marketing and sale of polyethylene, polypropylene, polycarbonate and polycarbonate compounds and blends, ethyleneamines, ethanolamines, and related licensing and catalyst technologies, and K-Dow will assume certain liabilities relating thereto (the “Business”), in exchange for (i) a 50% equity interest in K-Dow and (ii) the payment by PIC of an initial purchase price (the “Initial Purchase Price”) equal to 50% of the difference between (1) $17.440 billion and (2) the sum of (A) the estimated net indebtedness of the K-Dow Group at the Closing, which is expected to be $1.0 billion, and (B) $1.4 billion, which has been agreed as the estimated amount of working capital deficit of the K-Dow Group at the Closing.  As a result, the Initial Purchase Price is estimated to be $7.5 billion, of which $4.175 billion is payable in cash at the Closing, $1.6 billion is payable in cash within three days after Closing and $1.5 billion will be payable in cash at Closing, unless PIC elects to pay such amount in fixed equal monthly installments through June 30, 2009.  The remaining $225 million of the Initial Purchase Price will be placed at Closing into an escrow account in cash pending final determination of the post-Closing EBITDA adjustment described below.

The Initial Purchase Price will be subject to three adjustments after the Closing as follows: (i) an adjustment to reflect the actual net indebtedness of the K-Dow Group at the Closing; (ii) an adjustment to reflect the difference between the target working capital and the actual working capital of the K-Dow Group at the Closing as compared to the estimated amount of working capital deficit; and (iii) a one-way adjustment in favour of PIC to reflect the difference, if any, between the amount of earnings before interest, minority interest, income taxes, depreciation and amortization (“EBITDA”) of the Business for the fiscal year ended December 31, 2006 reflected in the JVFA and the amount of EBITDA to be derived from an audited income statement of the Business for the fiscal year ended December 31, 2006 to be prepared in accordance with accounting principles generally accepted in the United States of America by the Company following the Closing.

The Company and PIC have agreed to customary warranties and covenants in the JVFA.  The Company has agreed to conduct the Business in the ordinary course of business between the date of execution of the JVFA and the Closing and not to engage in certain kinds of transactions during such period.  The Company has also agreed, subject to certain limitations, to indemnify PIC and K-Dow in respect of breaches of warranties and certain liabilities arising prior to the Closing, including certain environmental liabilities.  PIC has agreed to indemnify the Company and K-Dow in respect of breaches of PIC’s warranties.  K-Dow will agree to indemnify the Company and PIC in respect of liabilities arising in connection with the Business following the Closing, certain assumed liabilities and certain environmental liabilities.

Certain employees of the Company and its subsidiaries relating to the Business will be transferred to K-Dow.  For three years following the Closing, K-Dow will provide such employees with benefits that are substantially similar in the aggregate to the benefits received prior to the Closing. Upon the Closing, K-Dow will assume all liabilities relating to the transferred employees accrued or incurred on and after the Closing.  In addition, K-Dow will assume pre-Closing liabilities for severance, vacation, retiree welfare and pension benefits, as they relate to the transferred employees.

The Closing is subject to customary closing conditions, including (i) the receipt of clearances of antitrust or competition authorities in Canada, China, the European Union and the United States, and of the Committee on Foreign Investment in the United States (which clearances have been obtained), (ii) the accuracy of the warranties and compliance with the covenants of each party, (iii) no judgment or pending proceeding having been made by a governmental authority against either party which is or would be expected to have a material adverse effect, (iv) no material adverse change in respect of the Business having occurred after the date of execution of the JVFA, (v) the receipt of certain consents from third parties and (vi) the securing of financing by the K-Dow Group from third parties of at least $2 billion in funded debt, and $1 billion in unfunded debt in the form of a working capital facility.

The JVFA contains certain termination rights for both the Company and PIC, including the right of either party to terminate if the Closing has not occurred by the sixth month anniversary of the date of the execution of the JVFA, subject to an extension for another six months if certain regulatory clearances are not obtained prior to such extension. Further, the JVFA provides that upon termination of the agreement due to either a failure by a party to perform its obligations or a failure to consummate the Closing pursuant to the JVFA, the maximum amount of damages which can be claimed by either party is $2.5 billion.

In connection with the JVFA, on November 28 2008, the Company and PIC entered into an Umbrella Secrecy Agreement to protect confidential business and technical information that they, K-Dow and their respective affiliates made available or disclosed to each other.

In connection with the JVFA, on November 28 2008, the Company and PIC also entered into an Umbrella Arbitration Agreement in order to provide a mechanism for settlement of disputes arising in connection with the Transaction Documents (as defined below).  Pursuant to the Umbrella Arbitration Agreement, if a dispute is not settled by negotiations in good faith or by referral to certain designated representatives of the parties, the dispute will be resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, as modified by the Umbrella Arbitration Agreement, in London, England.

Pursuant to the JVFA, the Company and PIC have agreed to enter into certain other agreements in connection with the JVFA, including, without limitation, tax indemnity agreements, shareholders’ and partnership agreements, a cross-indemnity agreement, a deed of restrictive covenant, real estate leases, conveyance agreements, supply agreements, service agreements, intellectual property and technology agreements, an indemnity agreement by Union Carbide Corporation and documents relating to the transfer of the Company’s direct and indirect interests in certain joint ventures forming part of the Business.

On December 1, 2008, the Company issued a press release announcing the execution of the JVFA.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

ExhibitNo.	Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 1, 2008

The Dow Chemical Company

By:	/s/ William H. Weideman
	Name:	William H. Weideman
	Title:	Vice President and Controller

EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated December 1, 2008